Annette Jacobs
Lead Director
Board of Directors
Alaska Communications Systems
600 Telephone Avenue
Anchorage, AK 99503

December 1, 2010

Dear Annette:

This letter sets forth the terms of our agreement regarding a transition of my employment with Alaska Communications Systems Group, Inc., (“ACS or “Company”) (which includes all subsidiaries, affiliates, etc.). In exchange for the promises and valuable consideration described in this letter agreement, which both parties agree are sufficient, the ACS Board of Directors and I have agreed to certain amendments to my Employment Agreement dated September 22, 2008 (the “Agreement”), which are set forth in this letter.

As I complete the term of my employment agreement, in order to facilitate a smooth and orderly transition in leadership, I am resigning my position as President and Chief Executive Officer (“CEO”) of ACS effective February 1, 2011, and retaining my position as Chairman of the Board through the term of my agreement, April 1, 2011. I will continue to be employed by ACS until April 1, 2011 in a transition officer role, in which I will provide transition assistance as reasonably requested by the ACS Board of Directors (“Board”) and/or the new CEO, with no other members of management or employees reporting to me, except that I will be provided reasonable administrative assistance as necessary to fulfill my transition duties. To be clear, my transition assistance may be provided by phone, email or in person, and only to the extent it is reasonable and requested by the Board or the CEO. My separation from the Company will be effective on April 1, 2011, and this letter will serve as written notice to the Company that the Agreement will terminate on that date with no extensions. Notwithstanding the change in my position and duties on February 1, 2011, I will continue to be paid the same Base Salary through April 1, 2011 and be eligible for earned 2010 cash bonuses and 2010 equity vesting.

I understand that this letter shall not be a basis for, nor will I otherwise be eligible for, and ACS shall not be obligated to pay, any Severance Payments, Benefits or Amounts of any kind or amount (other than relocation benefits pursuant to the terms of the Agreement and standard employee plan benefits which are generally available to all ACS employees, subject to the terms of those respective plans). In this regard, my resignation as President and CEO and my change in position to a transition officer are completely voluntary on my part and are designed to establish a smooth transition in leadership. Therefore, I agree to waive, relinquish and release all claims for Severance Benefits or Payments of any kind whatsoever as against ACS or its Board of Directors, including but not limited to any benefits in connection with a termination “Without Cause,” resignation for “Good Reason,” or any “Change in Control” benefits as those terms are described in the Agreement or in any ACS severance policy. This waiver and release specifically includes all severance claims or causes of action that I may now have or have ever had against the Company, or which may arise from or relate to changes in my position with the Company or my termination of employment as provided in this letter.

On other matters, I agree that, on or prior to April 1, 2011, I will execute a general form of Officer’s Release in which I will agree to be bound by the standard form release language and the non-compete, non-solicitation and non-disparagement provisions as set forth in the ACS 2010 Officer Severance Policy. The Company will provide me with a written form agreement for these purposes within fifteen (15) days of both parties’ execution of this letter agreement. Finally, I agree to cooperate fully with the Company in the future in response to reasonable requests for information, affidavits, depositions, testimony or other assistance concerning the business, or in connection with any regulatory or other reviews or investigations or the defense or prosecution or any claims, which are now in existence or which relate to actions or events taking place while I was employed by the Company, and includes taking such other actions as may reasonably be requested by the Company or its counsel to effectuate the foregoing. My cooperation shall be provided without the necessity of any subpoenas, and the Company agrees to reimburse me for reasonable, out-of-pocket travel, hotel and meal expenses incurred in connection with providing such cooperation at the Company’s request.

This letter sets forth the entirety of our agreement and supersedes any contemporaneous or prior discussions, understandings or agreements as to its subject matter. Both parties acknowledge and agree that the terms of this letter have been freely negotiated between them, that both parties have had ample opportunity to consult with their respective attorneys and have been fully advised as to its contents; and, accordingly, this letter shall not be subject to any presumptions or rules of construction in favor or against either party’s position. Except as amended by this letter agreement, which amendment shall control, all other provisions of the Agreement shall remain in full force and effect in accordance with their terms.

Upon my signature and counter-signature by ACS, below, this letter shall be deemed a fully executed amendment to my September 22, 2008 Employment Agreement and is binding on both parties.

Thank you.

/s/ Liane Pelletier
Liane Pelletier

Accepted and Agreed to by:

/s/ Leonard A. Steinberg
Leonard Steinberg
Corporate Secretary acting on behalf of the
Board of Directors

Alaska Communications Systems Group, Inc.

DATE ACCEPTED by ACS: December 1, 2010